EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                             SECOND QUARTER 1999


(1) In the second quarter of 1999 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $400,000 in loans to TransCapacity in the second quarter of 1999. On a cumulative basis EUA has invested $18,500,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas: Management and Taxation.

(4) EUA Energy Investment has ceased normal operations of Transcapacity L.P. effective July 31, 1999. EUA Energy has received a letter of intent from an interested third party to acquire certain assets and assume certain liabilities of Transcapacity, L.P. EUA Energy Investment anticipates completing the transaction by September 1, 1999.

     TransCapacity L.P. Financial Statements for the second quarter 1999:

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                              June 30, 1999
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $109
    Other Assets                                        268
           Total fixed Assets                           377
Current Assets:
    Cash and temporary Cash Investments                  82
    Accounts Receivable                                 110
    Prepayments and Other Assets                         30
    Total Current Assets                                222
TOTAL ASSETS                                           $599

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($18,634)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (389)
           Total Common Equity                      (19,390)
Long Term Liabilities:
    Notes Payable to EUA Energy                      15,650
           Total Long Term Liabilities               15,650
           Total Capitalization                      (3,740)
Current Liabilities:
    Accounts Payable                                     11
    Notes Payable                                        55
    Accrued Expenses                                  4,227
    Deferred Revenue                                     46
           Total Current Liabilities                  4,339
TOTAL LIABILITIES AND EQUITY                           $599

                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                 For the Six Month Period Ended June 30, 1999
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Revenue                            $156      $273

Operating Expenses:
    Data Acquisition/Comm  Expenses            78       131
    Research and Development Expenses         132       276
    General and Administrative Expenses       538     1,232
    Depreciation & Amortization                64       117
           Total Operating Expenses           812     1,756
Operating Income                             (656)   (1,483)
Other Income and Deductions                    (5)       (4)
    Income Before Interest Charges           (661)   (1,487)
Interest Charges                              322       659
    Income After Interest Charges            (983)   (2,146)
Pre-tax Net Income                          ($983)  ($2,146)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                 For the Six Months Ended June 30, 1999
                                 (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($2,146)
    Depreciation & Amortization                         117
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                    (163)
        Accounts & Notes Payable                          5
        Accrued Expenses                                657
        Other (Net)                                      88
           Net Operating Activities                  (1,442)
Financing Activities:
    Long Term Debt                                    1,150
Other (Net)                                             150
Net Financing Activities                              1,300
Investing Activities:
    Payments for Affiliate Expenses                      (8)
    Capital Expenditures                                (20)
           Net Investing Activities                     (28)
Cash Provided                                         $(170)


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               SECOND QUARTER 1999

(5) Number of transactions processed by TransCapacity L.P. during the second quarter of 1999.
     Answer - 2540

     Number of transactions processed by TransCapacity L.P. during the second quarter of 1999 for customers located in New England.
     Answer - 6

(6) Number of TransCapacity L.P. customers as of the end of the second quarter of 1999.
     Answer -  11

     Number of TransCapacity L.P. customers as of the end of the second quarter of 1999 located in New England.
     Answer - 2.